EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Organic To Go Food Corporation:

We hereby consent to the incorporation in this Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 (this “Post-Effective Amendment”) (i) of our report dated March 17, 2008, relating to the consolidated financial statements of Organic To Go, Inc. for the years ended December 31, 2006 and 2007 and (ii) to the reference to us under the heading “Experts” in the prospectus, which is part of this Post-Effective Amendment.

/s/ Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California
April 30, 2008